Exhibit 10.1

March 8, 2024

“Amended and Restated Change in Control Agreement”

Douglas A. Starrett

[Address]

Dear Doug:

The L.S. Starrett Company (the “Company”) considers it important and in the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the Company’s management, including you, to their assigned duties in the face of potentially distracting circumstances arising from the possibility of a change in control of the Company.

In order to motivate you to remain in the employ of the Company in your current management position, the Company agrees that you shall receive certain benefits set forth in this amended and restated letter agreement (the “Agreement”) in the event of a Change in Control of the Company. This Agreement amends, restates, and supersedes in full the prior change in control agreement, dated as of January 16, 2009, between you and the Company (the “Prior Agreement”).

1.

Term of this Agreement. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue in effect through June 30, 2024; provided, however, that on July 1, 2024 and each July 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than June 15 of such year, the Company shall have given written notice that it does not wish to extend this Agreement (provided that no such notice may be given during the pendency of a potential Change in Control of the Company); and, provided further, that if a Change in Control of the Company shall have occurred during the original or extended Term of this Agreement, this Agreement shall continue in effect for a period of not less than thirty-six (36) months beyond the month in which such Change in Control occurred. Notwithstanding the termination of your employment, any obligations hereunder which by their terms continue shall survive such termination. This Agreement does not constitute a contract of employment. Any termination of your employment by the Company or by you during the Term shall be communicated by a written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 7. The “Date of Termination” shall mean the effective date of such termination as specified in the Notice of Termination; provided, however, that no such Notice of Termination shall specify an effective date more than one hundred eighty (180) days after the date of such Notice of Termination nor less than thirty (30) days.

PRECISION TOOLS ● GAGES ● SAW BLADES ● HAND TOOLS ● CUSTOM MEASURING SOLUTIONS ● OPTICAL AND VISION MEASURING SYSTEMS ● TEST AND MEASUREMENT EQUIPMENT	The L.S. Starrett Company 121 Crescent Street Athol, MA 01331-1915 - USA Tel.: 978 249-3551 / Fax: 978 249-8495 www.starrett.com

March 8, 2024

2.	Change in Control. For purposes of this Agreement, a “Change in Control” shall occur or be deemed to have occurred only if any of the following events occur:

(a)

any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company, any group of persons which includes you, any employee benefit plan of the Company, any entity owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or any other person owning thirty (30) percent or more of the combined voting power of the Company as of the date hereof) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities or more than fifty percent (50%) of the total fair market value of the Company; or

(b)

a majority of the members of the Board (as of the date hereof, the “Incumbent Board”) is replaced during any 12 month period (except as a result of a transaction with any group of persons which includes you), provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c)

consummation of a merger or consolidation of the Company with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than thirty percent (30%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected solely to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) increases the percentage held of the combined voting power of the Company’s then outstanding securities, or (iii) a merger or consolidation with any affiliate of yours; or

March 8, 2024

(d)

the consummation of transactions contemplated by a resolution of the Board whereby any person or persons (except a related person as provided in Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations issued under Section 409A) acquire all or substantially all of the assets of the Company, whether in a single transaction or series of transactions during the 12 month period ending on the date of the most recent acquisition by such person or persons; or

(e)	consummation of an agreement for the sale, lease, exchange or disposition by the Company of all or substantially all of the Company’s assets.

3.	Compensation and Benefits Upon a Change in Control.

(a)

Upon a Change in Control (a “Trigger Event”) and notwithstanding any change in your employment with the Company, but subject to the provisions of Section 5, the Company will pay to you within thirty (30) days of the Trigger Event a lump sum amount equal to the aggregate of:

(i)

three times your annual base salary at the rate in effect immediately prior to the Trigger Event (or such higher rate as may have been in effect within the ninety (90) days prior to any Notice of Termination); and

(ii)	three times the annualized amount equal to the average annual cash bonus paid to (or accrued for) you by the Company during the three (3) full years preceding such Trigger Event.

(b)

Immediately prior to a Change in Control, all of your then outstanding options to purchase common stock of the Company shall be accelerated so that they shall become immediately exercisable in full; provided, in the event of a Change in Control as a result of a tender offer, such options shall become fully exercisable in a timely manner such that you may participate in such tender offer at any stage.

(c)

(i) For the period terminating thirty-six (36) months after the Trigger Event (the “Benefit Termination Date”), the Company shall maintain in full force and effect, for the continued benefit of you, your spouse and your dependents, all insured and self-insured employee medical, dental, and prescription drug plans in which you were eligible to participate immediately before the Trigger Event, provided that your continued participation is possible under such plans and you continue to pay the contribution amounts that the Company customarily charges employee participants in such plans for such coverage. If and to the extent that your continued participation is NOT possible under one or more of such plans, you, your spouse and/or dependents may elect COBRA health care continuation coverage under that plan or those plans, provided that the Company shall pay the COBRA premium costs for such coverage, and if such COBRA coverage is not available or can only be provided for a period that terminates before the Benefit Termination Date, in each case for reasons other than discretionary acts by you, your spouse and/or dependents, then the Company shall pay you in a lump sum cash payment on the first day of each month during the period that begins on the date that such coverage is not available or cannot be provided and ends on the Benefit Termination Date, equal to the COBRA premium (or the full monthly premium cost, if no COBRA premium is prescribed) for coverage.

March 8, 2024

(ii)

If your employment with the Company is terminated before the Benefit Termination Date for any reason, the Company will pay to you within thirty (30) days of your termination of employment a lump sum cash payment equal to the dollar amount defined in paragraph (A) reduced by the dollar amount defined in paragraph (B) below.

(A)

The lump sum cash present value, determined as of the Benefit Termination Date using reasonable actuarial assumptions, of the accrued benefit payable to you at your normal retirement date in the form of a single life annuity under the Company’s pension plan as in effect on the Trigger Date, assuming that you are continuously employed by the Company through the Benefit Termination Date and receive compensation through that date at your rate of earnings in effect on the date of the Trigger Event.

(B)

The lump sum cash present value, determined as of the date that your employment with the Company terminated using reasonable actuarial assumptions, of the accrued benefit payable to you at your normal retirement date in the form of a single life annuity under the Company’s pension plan.

(d)

The Company shall maintain with a reputable carrier directors and officers liability coverage for your benefit with coverage amounts at least equal to those in place prior to the Trigger Event and on terms at least as favorable as the terms of such coverage prior to the Trigger Event.

(e)

The Company hereby covenants and agrees that in the event of a Change in Control, the Company and its successors and assigns will continue in effect any Plan (as hereinafter defined, excluding any equity compensation plan) in which you are participating at the time of the Change in Control of the Company (or Plans providing you with at least substantially similar benefits in the aggregate), and that it will not take any action, or fail to take any action, which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit of such Plans enjoyed by you at the time of the Change in Control. For purposes of this Agreement, “Plan” shall mean any compensation plan, program or policy of the Company intended to benefit employees.

March 8, 2024

4.	Taxes.

(a)	All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

(i)

Subject to the other provisions of this Section 4, in the event it shall be determined that any payment or distribution by the Company to you or for your benefit (whether paid or payable, distributed or distributable, including, without limitation, the acceleration of vesting of any equity compensation or other benefit or award, but determined without regard to any additional payments required under this subparagraph (i)) (each, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount sufficient to pay the Excise Tax on the Payments plus any federal, state, or local income taxes, employment taxes, and any Excise Tax imposed upon the Gross-Up Payment.

(ii)

Subject to the other provisions of this Section 4, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a certified public accounting firm selected by the Company and reasonably acceptable to you (the “Accounting Firm”), which shall be retained to provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as the Company requests. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall have the right to appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be paid solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to you within five (5) days of the receipt of the Accounting Firm’s determination, but in no event later than December 31st of the year following the year in which the Excise Tax is remitted to the taxing authority. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made will not have been made by the Company (“Underpayment”), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to subparagraph (i) of this Section 4 and you thereafter are required to pay an Excise Tax in an amount that exceeds the Gross-Up Payment received by you, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit.

March 8, 2024

(iii)

You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid or appealed. You shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(A)	give the Company any information reasonably requested by the Company relating to such claim;

(B)

take such action in connection with contesting such claims as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(C)	cooperate with the Company in good faith in order to effectively contest such claim; and

(D)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph (iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to the amount of the Gross-Up Payment, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

March 8, 2024

(iv)

If, after the receipt by you of an amount advanced by the Company pursuant to this Section 4, you become entitled to receive any refund with respect to such claim, you shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(v)

Notwithstanding any other provision of this Section 4, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of the Gross-Up Payment, and you hereby consent to such withholding.

5.

Code Section 409A Legal Requirements. This Agreement and the benefits provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code and the Treasury Regulations and other applicable guidance issued by the Treasury Department or Internal Revenue Service thereunder (collectively, “Section 409A”), and shall be interpreted and administered consistent with such intent. To the extent required for compliance with the requirements of Section 409A, references in this Agreement to (a) a termination of employment and similar or correlative terms shall mean a “separation of service” within the meaning of Section 409A from the Company and all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 409A and (b) a “change in control” shall be construed to require a “change in control event” (as that term is defined in section 1.409A-3(i)(5) of the Treasury Regulations under Section 409A) with respect to the Company.

March 8, 2024

Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” as defined and applied in Section 409A of the Code as of the Date of Termination, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code) which is payable on account of your separation from service, and to the extent required by Section 409A of the Code, no payments due under this Agreement may be made until the earlier of: (i) the first day following the six-month anniversary of your Date of Termination, or (ii) your date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as administratively practicable following the six-month anniversary of your Date of Termination. If you die on or after the Date of Termination and prior to the six-month anniversary of your Date of Termination, any amount delayed pursuant to this Section 5 shall be paid to your estate or beneficiary, as applicable, within 30 days following the date of your death. For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Agreement shall be considered a “separate payment.” For the avoidance of doubt, all payments under this Agreement are to be paid no later than the last day of the second taxable year following the taxable year of your Date of Termination, in accordance with the separation pay exclusion described in Section l.409A-l(b)(9)(iii)(B) of the Treasury Regulations issued under Section 409A. In the event that the amount payable under this Agreement exceeds the amount specified in Section l.409A-l(b)(9)(iii)(A) of such Regulations, the portion of such payment which does not constitute deferred compensation will be paid to you in accordance with the timing rules of Section 3 of this Agreement, and only the portion of such payment which constitutes deferred compensation (if any) will be subject to the six-month delay described above.

If either party to this Agreement determines that this Agreement violates Section 409A of the Code and that an amendment of this Agreement would avoid the imposition on any person of additional taxes, penalties or interest under Section 409A of the Code (a “Compliance Amendment”), then that party shall propose the terms of the Compliance Amendment to the other party. The parties shall then in good faith negotiate the terms of any such proposed Compliance Amendment. If an agreement concerning the proposed Compliance Amendment cannot be reached by the parties after the Company determines that a reasonable period of time to consider the terms of the proposal has passed, then the Company shall have the unilateral right to amend this Agreement to the extent the Company deems such action necessary or advisable to avoid the imposition on any person of additional taxes, penalties or interest under Section 409A of the Code. Any such Compliance Amendment shall be made in a manner which, to the maximum extent the Company agrees or reasonably and in good faith determines to be possible, retains the economic and tax benefits to you hereunder while not increasing the cost to the Company of providing such benefits to you.

6.	Successors and Assigns; Binding Agreement.

(a)

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had been terminated without Cause. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

March 8, 2024

(b)

This Agreement, and your rights and obligations hereunder, may not be assigned by you, nor may you pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.

The Company may assign its rights, together with its obligations, hereunder: (i) to any affiliate; or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which your services are then principally devoted; provided, however, that no assignment pursuant to this paragraph shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.

(c)

This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

7.

Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Human Resources Department of the Company, at the Company’s main office, and to you at the address shown above or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.	Miscellaneous.

(a)

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b)	The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

(c)

This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

March 8, 2024

(d)	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(e)	Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(f)

This Agreement replaces and terminates any prior agreement or understanding between you and the Company with respect to the subject matter hereof, including, for the avoidance of doubt, the Prior Agreement.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

THE L.S. STARRETT COMPANY

By:_/s/ John C. Tripp

John C. Tripp

Chief Financial Officer

[Signature Page to Amended and Restated Change in Control Agreement]

Agreed to this 8th day of March, 2024

/s/ Douglas A. Starrett

(Signature)

Douglas A. Starrett

(Print Name)

Address:

[Signature Page to Amended and Restated Change in Control Agreement]